EXHIBIT 99.1

Investor Contact:
Joseph D. Gangemi
Corporate Investor Relations
 (610) 695-3676

Media Contact:
David Culver, VP Public Relations
Boyd Tamney Cross
(610) 254-7426

Malvern Bancorp, Inc. Reports Net Income of $294,000 or $0.05 per Share for the Fourth Quarter of 2014, Representing a 101.6% Increase over the Fourth Quarter of 2013

PAOLI, PA., November 6, 2014 (-- Malvern Bancorp, Inc. (NASDAQ: MLVF) (the “Company”), parent company of Malvern Federal Savings Bank (“MFSB” or the “Bank”), today reported operating results for the fourth quarter ended September 30, 2014.  Net income amounted to $294,000, or $0.05 per share, for the quarter ended September 30, 2014, an increase of $19.1 million or approximately 101.6 percent as compared with the net loss of $18.8 million, or ($2.95) per share, for the quarter ended September 30, 2013.

For the twelve months ended September 30, 2014, net income amounted to $323,000, or $0.05 per share, compared to the net loss of $18.8 million, or ($2.96) per share, for the same period in 2013.

“Our fourth quarter earnings improved on better fundamentals with stable asset quality, in addition to net gains recognized on OREO transactions.  We continued to see positive trends across all principal portions of our business during the fourth quarter. Our near term actions continue to be aimed at right sizing our infrastructure and resultant  expense reductions, coupled with leveraging the balance sheet forward to drive higher levels of revenue  and strategic growth of the Bank as a whole, which we believe will create incremental shareholder value,” said Anthony C. Weagley, Chief Executive Officer & President of Malvern Bancorp, Inc.

Highlights for the quarter include:

●
Non-performing assets were at 0.80 percent of total assets at September 30, 2014, compared to 0.82 percent at June 30, 2014 and 0.97 percent at September 30, 2013. The allowance for loan losses as a percentage of total non-performing loans was 191.9 percent at September 30, 2014 compared to 157.1 percent at June 30, 2014 and 267.8 percent at September 30, 2013.

●	The Company’s ratio of shareholders’ equity to total assets increased to 14.16 percent at September 30, 2014, compared to 13.26 percent at June 30, 2014, and 12.54 percent at September 30, 2013.

●	Book value per common share rose to $11.71 at September 30, 2014, compared to $11.69 at June 30, 2014 and $11.50 at September 30, 2013.

●
The efficiency ratio, a non-GAAP measure, decreased to 84.9 percent for the fourth quarter of 2014 on an annualized basis, compared to 91.4 percent in the third quarter of 2014 and 149.7 percent in the fourth quarter of 2013.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	9/30/14	6/30/14	3/31/14	12/30/13	9/30/13
Return on average assets	0.21%	0.27%	-0.29%	0.04%	-11.57%
Return on average equity	1.53%	2.05%	-2.26%	0.34%	-82.74%
Net interest margin (tax equivalent basis)	2.70%	2.76%	2.74%	2.75%	2.53%
Loans / deposits ratio	94.10%	91.91%	89.74%	83.91%	83.52%
Shareholders’ equity / total assets	14.16%	13.26%	12.88%	12.56%	12.54%
Efficiency ratio (1)	87.8%	91.4%	109.4%	96.6%	149.7%
Book value per common share	$11.71	$11.69	$11.48	$11.38	$11.50

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended September 30, 2014, total interest income on a fully tax equivalent basis decreased $547,000 or 10.2 percent, to $4.8 million, compared to the three months ended September 30, 2013. Total interest expense decreased by $318,000, or 20.7 percent, to $1.2 million, for the three months ended September 30, 2014, compared to the same period last year.  Interest income declined in the quarter ended September 30, 2014, compared to the same period last year due to a $31.5 million decline in average loan balance and a $23.5 million decline in average investment balance due to maturities and sales of investment securities.

Net interest income on a fully tax equivalent basis was $3.6 million for the three months ended September 30, 2014, decreasing $229,000, or 6.0 percent, from $3.9 million for the comparable period in 2013. Compared to 2013, for the three months ended September 30, 2014, average interest earning assets decreased $73.3 million while net interest spread was at 2.55 percent and 2.37 percent for the three months ended September 30, 2014 and September 30, 2013, respectively. For the quarter ended September 30, 2014, the Company’s net interest margin increased to 2.70 percent as compared to 2.53 percent for the same three month period in 2013.

The 20.7 percent and 27.0 percent decrease in interest expense for both the quarter and the twelve months period, respectively, reflects a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates, offsetting higher volumes of interest bearing deposits.  The average cost of funds declined 10 basis points to 1.06 percent for the quarter ended September 30, 2014 from 1.16 percent for the quarter ended September 30, 2013 and was equal to the third quarter of 2014.

For the twelve months ended September 30, 2014, net interest income on a fully tax equivalent basis amounted to $15.2 million, compared to $15.4 million for the same period in 2013. For the twelve month period ended September 30, 2014, interest income on a fully tax equivalent basis decreased by $2.2 million while interest expense decreased by $1.9 million from the same period last year.  Compared to the same period in 2013, for the twelve months ended September 30, 2014, average interest earning assets decreased $83.1 million while net interest spread and margin increased by 34 basis points and 31 basis points, respectively.

Earnings Summary for the Period Ended September 30, 2014

The following table presents condensed consolidated statements of operations data for the periods indicated.

Condensed Consolidated Statements of Operations (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Net interest income	$3,617	$3,826	$3,818	$3,835	$3,827
Provision for loan losses	183	—	—	80	9,980
Net interest income (loss) after provision for loan losses	3,434	3,826	3,818	3,755	(6,153)
Other income	446	744	457	508	485
Other expense	3,569	4,179	4,700	4,196	6,454
Income (loss) before income tax expense	311	391	(425)	67	(12,122)
Income tax expense	17	-	1	3	6,648
Net income (loss)	$294	$391	$(426)	$64	$(18,770)
Earnings (loss) per common share:
Basic	$0.05	$0.06	$(0.07)	$0.01	$(2.95)
Weighted average common shares outstanding:
Basic	6,384,319	6,380,726	6,377,121	6,373,532	6,369,919

Other Income

Other income decreased $39,000 for the fourth quarter of 2014 compared with the same period in 2013.  During the fourth quarter of 2014, the Company recorded no net gains or losses on sales of investment securities compared to net losses on sales of investment securities of $24,000 for the same period last year. Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $446,000 for the three months ended September 30, 2014 compared to other income of $509,000 for the fourth quarter of 2013 and $675,000 for the three months ended June 30, 2014.  Decreases in other income in the fourth quarter of 2014 when compared to the fourth quarter of 2013 (excluding securities gains) were primarily from a decrease of $31,000 in service charges on deposit accounts, a decrease in bank owned life insurance income of $12,000, and a decrease of $21,000 in net gain on sale of loans.

For the twelve months ended September 30, 2014, total other income decreased $705,000 compared to the same period in 2013, primarily as a result of a $396,000 reduction in net securities gains, a decrease of $102,000 in service charges on deposit accounts and a decrease of $617,000 relating to income on bank owned life insurance, offset in part by an increase of $446,000 in net gain on sale of loans. The decrease in service charges for the twelve months ended September 30, 2014 was primarily due to a decrease of $42,000 in other loan fee income, a $17,000 decrease in demand deposit fee income and a decrease of $38,000 other fees.  Excluding net securities gains and losses, a non-GAAP measure, the Company recorded other income of $2.1 million for the twelve months ended September 30, 2014 compared to other income, excluding net securities gains and losses, of $2.4 million for the comparable period in 2013, representing a decrease of $309,000 or 13.0 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)

For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Service charges on deposit accounts	$235	$230	$224	$258	$266
Rental income – other	64	63	64	64	63
Net gains (loss) on sales of investments, net	-	69	-	14	(24)
Loss on disposal of fixed assets	-	(41)	-	-	-
Gain on sale of loans, net	13	283	29	27	34
Bank-owned life insurance	134	140	140	145	146
Total other income	$446	$744	$457	$508	$485

Other Expense

Total other expense for the fourth quarter of 2014 amounted to $3.6 million, which was approximately $610,000 or 14.6 percent lower than other expense for the three months ended June 30, 2014, primarily related to a decrease in other real estate owned expense, which decreased $544,000. Other real estate owned expense decreased due to a $500,000 insurance reimbursement of a fire claim for a property located in Melrose Park, Pennsylvania.  This property subsequently was sold in October 2014 resulting in a gain of $13,000.  Provision expense for the fourth quarter amounted to $183,000 versus a provision of approximately $10.0 million for the comparable quarter in 2013. Other decreases contributing to the decrease in operating overhead included reductions in salaries and employee benefits expenses of $477,000 offset in part with $145,000 in severance payments related to a workforce reduction and occupancy expense of $156,000. These reductions were partially offset by increases in professional fees of $104,000 and other operating expenses of $344,000.

The decrease in other expense for the three months ended September 30, 2014, when compared to the quarter ended September 30, 2013, was approximately $2.9 million. Decreases primarily included other real estate owned expense of $1.1 million, Federal Home Loan Bank (“FHLB”) prepayment penalty of $1.5 million and salaries and employee benefits of $475,000.  These decreases were partially offset by an increase of $295,000 in other operating expense.

For the twelve months ended September 30, 2014, total other expense decreased $3.1 million, or 15.8 percent, compared to the same period in 2013. Decreases primarily included other real estate owned expense of $1.9 million, due to a $500,000 insurance reimbursement mentioned above, Provision expense for the twelve months ended  September 30, 2014  amounted to $263,000 versus a provision of $11.2 million for the comparable twelve month period in 2013.  FHLB prepayment penalty of $1.5 million, a net reduction in salaries and employee benefits of $36,000 inclusive of the $145,000 in  severance payments, $176,000 in advertising expenses and $121,000 in federal deposit insurance.  These decreases were partially offset by increases in professional fees of $449,000 and other operating expense of $193,000.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Salaries and employee benefits	$1,636	$1,995	$2,072	$2,067	$2,111
Occupancy expense	415	571	589	516	500
Federal deposit insurance premium	183	184	177	191	208
Advertising	86	101	216	158	117
Data processing	312	295	308	330	316
Professional fees	567	463	690	485	485
Other real estate owned (income)/expense, net	(470)	74	84	13	629
FHLB prepayment penalty	-	-	-	-	1,543
Other operating expenses	840	496	564	436	545
Total other expense	$3,569	$4,179	$4,700	$4,196	$6,454

Statement of Condition Highlights at September 30, 2014

Commenting on the balance sheet, Mr. Weagley indicated: “Our balance sheet stabilization efforts continued during the fourth quarter.  We believe that we are now well positioned to implement our business strategy.  We have stabilized asset quality, right-sized our operations, and are poised to take advantage of the signs for growth we see in our markets coupled with sustained asset quality.”  Highlights as of September 30, 2014 included:

●	Continued balance sheet strength, with total assets amounting to $542.3 million at September 30, 2014.

●
Net loans were $386.1 million at September 30, 2014, decreasing $15.8 million, or 3.9 percent, from September 30, 2013.  Total residential mortgage loans decreased $8.6 million, or 3.6 percent, from September 30, 2013. Total construction and development loans decreased $2.1 million, or 23.4 percent compared to September 30, 2013.  Consumer loans decreased by $5.4 million, or 7.0 percent and commercial loans had a slight decrease of $24,000 compared to prior year.

●
Deposits totaled $413.0 million at September 30, 2014, decreasing $71.6 million, or 14.8 percent, since September 30, 2013.  Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 decreased $38.7 million or 11.1 percent from September 30, 2013. During fiscal 2014, we have focused on allowing our non-household relatively higher costing certificates of deposit to run off while attempting to increase our relatively lower costing core and commercial deposits as a source of funds.

●	Borrowings totaled $48.0 million and $38.0 million at September 30, 2014 and September 30, 2013, respectively.

Condensed Statements of Condition

The following table presents condensed statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Cash and due from depository institutions	$1,203	$1,155	$1,136	$1,126	$1,251
Interest bearing deposits in depository institutions	17,984	41,300	12,909	21,544	22,436
Investment securities, available for sale	100,943	104,985	122,208	123,826	124,667
Restricted stock, at cost	3,503	3,495	3,376	3,236	3,038
Loans held for sale	-	-	-	-	10,367
Loans receivable, net of allowance for loan losses	386,074	392,582	409,058	407,306	401,857
Other real estate owned	1,964	1,645	2,358	2,472	3,962
Accrued interest receivable	1,322	1,300	1,380	1,438	1,404
Property and equipment, net	6,823	6,897	7,031	7,140	7,259
Deferred income taxes	2,376	2,575	2,532	2,510	2,464
Bank-owned life insurance	18,264	21,003	20,863	21,486	21,341
Other assets	1,808	1,151	1,503	1,957	1,508
Total assets	$542,264	$578,088	$584,554	$594,041	$601,554
Deposits	$412,953	$446,036	$458,723	$471,001	$484,596
Borrowings	48,000	48,000	45,000	43,000	38,000
Other liabilities	4,539	7,385	5,562	5,427	3,552
Shareholders’ equity	76,772	76,667	75,269	74,613	75,406
Total liabilities and shareholders’ equity	$542,264	$578,088	$584,554	$594,041	$601,554

The following table reflects the composition of the Company’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Demand:
Non-interest bearing	$23,059	$22,782	$24,756	$24,638	$24,761
Interest-bearing	81,921	88,072	89,610	88,797	87,676
Savings	44,917	46,645	44,601	43,050	42,932
Money market	59,529	61,291	63,542	66,718	67,372
Time	203,527	227,246	236,214	247,798	261,855
Total deposits	$412,953	$446,037	$458,723	$471,001	$484,596

Loans

Total loans were $388.6 million at September 30, 2014.  Mr. Weagley commented: “In joining Malvern, I’m extremely optimistic on our ability to grow loans and diversify our portfolio growth and our ability to initiate strategies to change the mix and broaden our client base.  Outstanding loan balances decreased during the fourth quarter driven by higher loan pay downs and maturities during the quarter which dampened the effects of gross new loan origination volume.  The current activity coupled with the lending opportunities, will continue to increase the loan portfolio footings in future periods.”

The Company’s total loans in the fourth quarter of 2014 decreased $6.7 million, to $388.6 million at September 30, 2014, from $395.2 million at June 30, 2014.  The allowance for loan losses amounted to $4.6 million and $5.1 million at September 30, 2014 and September 30, 2013, respectively. The Company had approximately $18.4 million in new loan originations and advances during the fourth quarter.  This new loan activity and advances were offset by prepayments, scheduled payments, maturities and payoffs of $24.6 million. Average loans during the fourth quarter of 2014 totaled $395.1 million as compared to $426.6 million during the fourth quarter of 2013, representing a 7.4 percent decrease.

At the end of the fourth quarter of 2014, the loan portfolio remained well weighted toward the core residential portfolio, with single-family residential real estate accounting for 59.5 percent of the loan portfolio.  At September 30, 2014, commercial loans accounted for 20.1 percent of the loan portfolio, of which commercial real estate loans representing 18.4 percent and consumer and other loans representing 18.6 percent of the loan portfolio at such date. Construction and development loans accounted for only 1.8 percent of the loan portfolio at September 30, 2014.  The decreased loan balance in the loan portfolio at September 30, 2014 compared to September 30, 2013, amounted to $8.6 million in residential mortgage loans, $2.1 million in construction loans and $5.4 million in consumer and other loans. At September 30, 2013, net loans totaled $401.9 million.

The following reflects the composition of the Company’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Residential mortgage	$231,324	$235,050	$250,280	$246,139	$239,900
Construction and Development:
Residential and commercial	5,964	7,484	8,500	7,213	6,672
Land	1,033	1,537	1,908	2,148	2,439
Total construction and development	6,997	9,021	10,408	9,361	9,111
Commercial:
Commercial real estate	71,579	69,788	69,992	70,511	70,571
Multi-family	1,032	2,086	2,065	2,051	1,971
Other	5,480	5,492	5,510	5,913	5,573
Total commercial	78,091	77,366	77,567	78,475	78,115
Consumer:
Home equity lines of credit	22,292	21,914	20,147	20,649	20,431
Second mortgages	47,034	48,866	50,170	52,532	54,532
Other	2,839	3,011	3,074	2,809	2,648
Total consumer	72,165	73,791	73,391	75,990	77,611
Total loans	388,577	395,228	411,646	409,965	404,737
Deferred loan costs, net	2,086	2,212	2,259	2,186	2,210
Allowance for loan losses	(4,589)	(4,858)	(4,847)	(4,845)	(5,090)
Loans Receivable, net	$386,074	$392,582	$409,058	$407,306	$401,857

At September 30, 2014, the Company had $35.1 million in overall undisbursed loan commitments, which consisted primarily of unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities.   Included in the overall undisbursed commitments are the Company’s “Approved, Accepted but Unfunded” pipeline, which includes approximately $3.5 million in construction and $1.1 million in commercial real estate loans and $6.4 million in residential mortgage loans expected to fund over the next 90 days.

Asset Quality

Non-accrual loans were $2.4 million at September 30, 2014, as compared to $3.1 million at June 30, 2014 and $1.9 million at September 30, 2013.  Other real estate owned was $2.0 million at September 31, 2014, as compared with $1.6 million at June 30, 2014 and $4.0 million at September 30, 2013, respectively.  Troubled debt restructured loans, which are performing loans, decreased to $1.0 million at September 31, 2014 from $1.2 million at June 30, 2014 and $1.3 million at September 30, 2013, respectively.

At September 30, 2014, non-performing assets totaled $4.4 million, or 0.80 percent of total assets, as compared with $4.7 million, or 0.82 percent, at June 30, 2014 and $5.9 million, or 0.97 percent, at September 30, 2013.  The decrease from September 30, 2013 reflects the Company’s continued diligence to satisfactorily work out certain problem loans.  The portfolio of remaining non-accrual loans at September 30, 2014 was comprised of 10 residential real estate loans with an aggregate outstanding balance of approximately $1.2 million, nine consumer loans with an aggregate outstanding balance of approximately $577,000, and one construction and development loan relationship with an outstanding balance of $78,000, which had originally been included in our October 2013 bulk loan sale.  The Company had been required to repurchase this loan in November 2013, and it was placed on non-accrual status during the quarter ended December 31, 2013.  Additionally, there are two commercial loans with an aggregate outstanding balance of $504,000 that were placed on non-accrual status at September 30, 2014.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Non-accrual loans (1)	$2,391	$3,092	$3,292	$2,908	$1,901
Loans 90 days or more past due and still accruing	—	—	—	—	—
Total non-performing loans	2,391	3,092	3,292	2,908	1,901
Other real estate owned	1,964	1,645	2,358	2,472	3,962
Total non-performing assets	$4,355	$4,737	$5,650	$5,380	$5,863
Performing troubled debt restructured loans	$1,009	$1,246	$1,546	$1,646	$1,346

Non-performing assets / total assets	0.80%	0.82%	0.97%	0.91%	0.97%
Non-performing loans / total loans	0.62%	0.78%	0.80%	0.71%	0.47%
Net charge-offs (recoveries)	$452	$(11)	$(2)	$325	$2,776
Net charge-offs (recoveries) / average loans (2)	0.19%	0.11%	0.16%	0.32%	3.07%
Allowance for loan losses / total loans	1.18%	1.23%	1.18%	1.18%	1.26%
Allowance for loan losses / non-performing loans	191.93%	157.1%	147.2%	166.6%	267.8%

Total assets	$542,264	$578,088	$584,544	$594,041	$601,554
Total loans	388,577	395,228	411,646	409,965	404,737
Average loans	395,067	412,457	412,522	408,802	426,559
Allowance for loan losses	4,589	4,858	4,847	4,845	5,090

(1)	6 loans totaling approximately $700,000 or (24.7%) of the total non-accrual loan balance are making payments at September 30, 2014.
(2)	Annualized.

The allowance for loan losses at September 30, 2014 amounted to approximately $4.6 million, or 1.18 percent of total loans, compared to 1.26 percent of total loans at September 30, 2013.

Capital

At September 30, 2014, our total shareholders’ equity amounted to $76.8 million, or 14.16 percent of total assets compared to $75.4 million at September 30, 2013.  The Company’s book value per common share was $11.71 at September 30, 2014, compared to $11.50 at September 30, 2013.

At September 30, 2014, the Bank’s ratio of tier 1 risk-based capital to risk-weighted assets was 19.50 percent and its ratio of tier 1 capital to adjusted total assets was 12.09 percent, compared to 17.72 percent and 10.91 percent, respectively, at September 30, 2013.  At September 30, 2014, the Bank was in compliance with all applicable regulatory capital requirements.

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company’s financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

The Company’s other income is presented in the table below including and excluding net investment securities gains (losses). We believe that many investors desire to evaluate other income without regard for such gains.

(in thousands)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Other income	$446	$744	$457	$508	$485
Less: Net investment securities gains (losses)	-	69	-	14	(24)
Other income, excluding net investment securities gains (losses)	$446	$675	$457	$494	$509

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains (losses), calculated as follows:

(dollars in thousands)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Other expense	$3,569	$4,179	$4,700	$4,196	$6,454
Less: extraordinary items	—	—	—	—	—
Other expense, excluding extraordinary items	$3,569	$4,179	$4,700	$4,196	$6,454

Net interest income (tax equivalent basis)	$3,621	$3,836	$3,839	$3,855	$3,850
Other income, excluding net investment securities gains	446	675	457	494	509
Total	$4,067	$4,511	$4,296	$4,349	$4,359

Efficiency ratio	87.8%	92.6%	109.4%	96.5%	148.1%

The following table sets forth the Company’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
Investment securities
Available for sale	$103,458	$114,631	$124,888	$126,600	$126,913
Held to maturity	-	-	-	-	-
Loans	395,067	412,457	412,522	408,802	426,559
Allowance for loan losses	(4,851)	(4,829)	(4,869)	(5,021)	(5,858)
All other assets	71,930	65,131	60,118	65,141	101,227
Total assets	$565,604	$587,390	$592,728	$595,522	$648,841
Non-interest bearing deposits	$26,057	$24,834	$25,660	$25,441	$25,229
Interest-bearing deposits	408,937	430,780	442,481	450,978	481,517
Borrowings	47,998	49,014	43,342	38,841	46,370
Other liabilities	5,549	6,551	5,829	4,935	4,980
Shareholders’ equity	77,063	76,211	75,416	75,327	90,745
Total liabilities and stockholders’ equity	$565,604	$587,390	$592,728	$595,522	$648,841

About Malvern Bancorp

Malvern Bancorp, Inc. is the holding company for Malvern Federal Savings Bank. Malvern Federal Savings Bank is a federally-chartered, FDIC-insured savings bank that was originally organized in 1887 and now serves as one of the oldest banks headquartered on the Philadelphia Mainline. For more than a century, Malvern Federal has been committed to helping people build prosperous communities as a trusted financial partner, forging lasting relationships through teamwork, respect and integrity. The Bank conducts business from its headquarters in Paoli, Pennsylvania, a suburb of Philadelphia, as well as seven other financial centers located throughout Chester and Delaware Counties, Pennsylvania. Its primary market niche is providing personalized service to its client base. The Bank focuses its lending activities on retail clients, commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

For further information regarding Malvern Bancorp, Inc., please visit our web site at http://www.malvernfederal.com

Forward-Looking Statements

This press release contains certain forward looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Bancorp Inc., and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in beliefs, expectations or events.

MALVERN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	September 30, 2014	September 30, 2013
(Unaudited)

ASSETS
Cash and due from depository institutions	$1,203	$1,251
Interest bearing deposits in depository institutions	17,984	22,436
Total cash and cash equivalents	19,187	23,687
Investment securities available for sale, at fair value	100,943	124,667
Restricted stock, at cost	3,503	3,038
Loans held for sale	—	10,367
Loans receivable, net of allowance for loan losses	386,074	401,857
Other Real estate owned	1,964	3,962
Accrued interest receivable	1,322	1,404
Property and equipment, net	6,823	7,259
Deferred income taxes, net	2,376	2,464
Bank-owned life insurance	18,264	21,341
Other assets	909	1,508
Total assets	$542,264	$601,554
LIABILITIES
Deposits:
Non-interest bearing	$23,059	$24,761
Interest-bearing:	389,894	459,835
Total deposits	412,953	484,596
FHLB Advances	48,000	38,000
Advances from borrowers for taxes and insurance	1,786	1,118
Accrued interest payable	149	139
Other liabilities	2,604	2,295
Total liabilities	465,492	526,148

SHAREHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 10,000,000 shares, authorized, no issued	—	—

Common stock, $0.01 par value, authorized 40,000,000 shares authorized, issued and outstanding: 6,558,473 shares at September 30, 2014 and September 30, 2013	66	66
Additional paid in capital	60,317	60,302
Retained earnings	20,116	19,793
Unearned Employee Stock Ownership Plan (ESOP) shares	(1,922)	(2,067)
Accumulated other comprehensive loss	(1,805)	(2,688)
Total shareholders’ equity	76,772	75,406
Total liabilities and shareholders’ equity	$542,264	$601,554

MALVERN BANCORP, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30, (Unaudited)		Twelve Months Ended September 30,
(in thousands, except for share and per share data)	2014	2013	2014	2013
(unaudited)
Interest income
Loans, including fees	$4,288	$4,707	$17,736	$20,172
Interest and dividends on investment securities:
Taxable	486	546	2,109	1,745
Tax-exempt	8	62	145	228
Dividends, restricted stock	36	9	123	19
Interest-bearing cash accounts	14	36	54	137
Total interest income	4,832	5,360	20,167	22,301
Interest expense
Deposits	923	1,145	3,969	5,279
Long-term borrowings	292	388	1,102	1,665
Total interest expense	1,215	1,533	5,071	6,944
Net interest income	3,617	3,827	15,096	15,357
Provision for loan losses	183	9,980	263	11,235
Net interest income (loss) after provision for loan losses	3,434	(6,153)	14,833	4,122
Other income
Service charges and other fees	235	266	947	1,049
Rental income - other	64	63	255	251
(Loss) gain on sale of investments, net	—	(24)	83	479
Loss on disposal of fixed assets	—	—	(41)	(1)
Gain (loss) on sale of loans, net	13	34	352	(94)
Earnings on bank-owned life insurance	134	146	559	1,176
Total other income	446	485	2,155	2,860
Other expense
Salaries and employee benefits	1,636	2,111	7,770	7,806
Occupancy expense	415	500	2,091	2,027
Federal deposit insurance premium	183	208	735	856
Advertising	86	117	561	737
Data processing	312	316	1,245	1,269
Professional fees	567	485	2,205	1,756
Other real estate owned, net	(470)	629	(299)	1,638
FHLB prepayment penalty	—	1,543	—	1,543
Other operating expense	840	545	2,336	2,143
Total other expense	3,569	6,454	16,644	19,775
Income (loss) before income tax expense	311	(12,122)	344	(12,793)
Income tax expense	17	6,648	21	6,010
Net Income (Loss)	$294	$(18,770)	$323	$(18,803)
Earnings (loss) per common share
Basic	$0.05	$(2.95)	$0.05	$(2.96)
Weighted Average Common Shares Outstanding
Basic	6,384,319	6,369,919	6,378,930	6,351,249

MALVERN BANCORP, INC AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	9/30/2014	6/30/2014	9/30/2013
Statements of Operations Data

Interest income	$4,832	$5,091	$5,360
Interest expense	1,215	1,265	1,533
Net interest income	3,617	3,826	3,827
Provision for loan losses	183	—	9,980
Net interest income (loss) after provision for loan losses	3,434	3,826	(6,153)
Other income	446	744	485
Other expense	3,569	4,179	6,454
Income (loss) before income tax expense	311	391	(12,122)
Income tax expense	17	—	6,648
Net income (loss)	$294	$391	$(18,770)
Earnings (Loss) per Common Share
Basic	$0.05	$0.06	$(2.95)
Statements of Condition Data (Period-End)
Investment securities available for sale, at fair value	$100,943	$104,985	$124,667
Loans held for sale	—	—	10,367
Loans, net of allowance for loan losses	386,074	392,582	401,857
Total assets	542,264	578,088	601,554
Deposits	412,953	446,036	484,596
Borrowings	48,000	48,000	38,000
Shareholders’ equity	76,772	76,667	75,406
Common Shares Dividend Data
Cash dividends	$—	$—	$—
Weighted Average Common Shares Outstanding
Basic	6,384,319	6,380,726	6,369,919
Operating Ratios
Return on average assets	0.21%	0.27%	-11.57%
Return on average equity	1.53%	2.05%	-82.74%
Average equity / average assets	13.62%	12.97%	13.99%
Book value per common share (period-end)	$11.71	$11.69	$11.50
Tangible book value per common share (period-end)	$11.71	$11.69	$11.50
Non-Financial Information (Period-End)
Common stockholders of record	485	461	478
Full-time equivalent staff	93	95	111